Exhibit 99.2

HEALTHCARE HORIZONS, INC. AND SUBSIDIARIES

Unaudited Consolidated Financial Statements

Six Months Ended June 30, 2004 and 2003

HEALTHCARE HORIZONS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

June 30, 2004

(Unaudited)

Assets
Current assets
Cash and cash equivalents	$28,159
Investment securities	10,617
Premium receivables, net of allowance for doubtful accounts of $6	6,255
Provider receivables, net of allowance for doubtful accounts of $382	395
Reinsurance claims receivable	465
Other receivables	1,380
Prepaid expenses	903
Deferred tax asset	—
Other	100

Total current assets	48,274
Other assets:
Investment securities, restricted	7,785
Property, plant & equipment, at cost, net of accumulated depreciation and amortization of $3,971	1,507
Goodwill, net	7,321

Total other assets	16,613

Total assets	$64,887

Liabilities and Stockholders’ Equity
Current liabilities:
Healthcare services payable	$28,497
Accrued claim adjustment expense	627
Premium tax payable	978
Provider incentives payable	28
Accrued expenses	2,361
Accounts payable	144
Current installments of long-term debt	1,544
Current capitalized leases payable	149
Income taxes payable	1,318
Accrued compensation	1,904
Unearned premiums	687

Total current liabilities	38,237
Long-term debt, excluding current installments	4,275
Long-term capitalized leases payable, excluding current portion	517
Deferred tax liability	476

Total liabilities	43,505

Shareholders’ equity:
Common stock, voting $0.01 par value; authorized 5,000,000 shares, issued and outstanding 374,157 shares	4
Additional paid-in capital	4,734
Retained earnings	16,644

Total shareholders’ equity	21,382
Commitments and contingencies

Total liabilities and stockholders’ equity	$64,887

See accompanying notes.

HEALTHCARE HORIZONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands)

Six Months Ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Operating Revenue:
Premiums earned	$179,178	$165,965
Third party administration revenue	838	814
Commissions and other operating revenue	128	182

Total operating revenue	180,144	166,961

Operating Expenses:
Healthcare services and claims	156,332	142,730
Salaries and benefits	8,519	8,640
General and administrative	10,216	10,152
Depreciation	287	234

Total operating expenses	175,354	161,756

Operating income	4,790	5,205

Other income (expense):
Gain on sale of warrant to purchase common stock	1,000	—
Interest expense	(137)	(284)
Interest income	201	248

Total other income (expense)	1,064	(36)

Income before income taxes	5,854	5,169
Income tax expense	(2,827)	(1,975)

Net income	$3,027	$3,194

See accompanying notes.

HEALTHCARE HORIZONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

Six Months Ended June 30, 2004 and 2003

(Unaudited)

	2004	2003
Cash flows from operating activities
Net income	$3,027	$3,194

Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	287	234
Deferred taxes	656	253
Provision of uncollectible accounts	45	20
Change in assets and liabilities:
Premiums receivable	(215)	(1,724)
Provider receivables	731	(317)
Reinsurance receivables	271	(413)
Other receivables	(503)	(259)
Prepaid expenses and other assets	16	(663)
Healthcare services payable and accrued claim adjustment expenses	297	(13,169)
Provider incentives payable	(1,865)	(137)
Accounts payable, accrued expenses and premium taxes payable	(2,670)	(1,146)
Income taxes payable	(1,144)	247
Other liabilities	212	(695)

Total adjustments	(3,882)	(17,769)

Net cash used in operating activities	(855)	(14,575)

Cash flows from Investing activities
(Purchase) sale of other investments	(658)	(7,049)
(Purchases) sale of restricted assets	(76)	(54)
Purchase of property, plant and equipment, net	(256)	(643)

Net cash used in investing activities	(990)	(7,746)

Cash flows from financing activities
Repayment of long-term debt and capital lease obligations	(1,170)	(1,163)
Proceeds from issuance of common stock	—	187

Net cash used in financing activities	(1,170)	(976)

Net decrease in cash and cash equivalents	(3,015)	(23,297)
Cash and cash equivalents at beginning of period	31,174	32,720

Cash and cash equivalents at end of period	$28,159	$9,423

Supplemental cash flow information
Cash paid for interest	$137	$284
Cash paid for taxes	$3,258	$1,475
Non cash financing activities:
Property, plant and equipment acquired under capital leases	$—	$796

See accompanying notes.

HEALTHCARE HORIZONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

June 30, 2004

(Unaudited)

1. The Reporting Entity

Healthcare Horizons, Inc. (the Company or HCH) provides services to managed healthcare organizations for the development, operation and management of healthcare delivery systems. The Company’s wholly-owned subsidiaries are HCH Administration (HCHA) and Cimarron Health Plan (CHP). HCHA provides third-party administration (TPA) services for both the self-insured and fully insured markets. CHP is a licensed health maintenance organization (HMO) in New Mexico.

2. Basis of Presentation

The unaudited consolidated financial statements have been prepared under the assumption that users of the financial data have either read or have access to our audited consolidated financial statements for the latest fiscal year ended December 31, 2003. Accordingly, certain note disclosures that would substantially duplicate the disclosures contained in the December 31, 2003 audited financial statements have been omitted. These unaudited consolidated interim financial statements should be read in conjunction with our December 31, 2003 audited financial statements included elsewhere in this Report on Form 8-K/A.

The consolidated financial statements include the accounts of the Company and all majority owned subsidiaries. In the opinion of management, all adjustments considered necessary for a fair presentation of the results as of the date and for the interim periods presented, which consist solely of normal recurring adjustments, have been included. All significant inter-company balances and transactions have been eliminated in consolidation. The consolidated results of operations presented for the interim periods are not necessarily indicative of the results for a full year.

3. Stock-Based Compensation

We account for stock-based compensation under the recognition and measurement principles (the intrinsic-value method) prescribed in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Compensation cost for stock options is reflected in net income and is measured as the excess of the market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. We have adopted the disclosure provisions required by SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

The following table illustrates the effect on net income and earnings per share as if we had applied the fair value recognition provisions to stock-based employee compensation permitted by SFAS No. 148 for the six months ended June 30, 2004 and 2003:

	2004	2003
Net income, as reported	$3,027	$3,194
Reconciling items (net of related tax effects):
Add: Stock-based employee compensation expense determined under the intrinsic-value based method for all awards	—	—
Deduct: Stock-based employee compensation expense determined under the fair-value based method for all awards	(4)	(4)

Net adjustment	(4)	(4)

Net income, as adjusted	$3,023	$3,190

HEALTHCARE HORIZONS, INC.

Health Care Services Payable

The following table shows the components of the change in healthcare services and provider incentives payable for the six months ended June 30, 2004 and 2003:

	2004	2003
Balances at beginning of period	$30,054	$35,979
Components of medical care costs related to
Current year	157,174	144,277
Prior years	(842)	(1,547)

Total medical care costs	156,332	142,730
Payments for medical care costs related to:
Current year	130,071	122,664
Prior years	27,790	32,985

Total paid	157,861	155,649

Balances at end of period	$28,525	$23,060

5. Gain on Sale of Warrants to Purchase Common Stock

The gain on sale of warrants to purchase common stock for the six months ended June 30, 2004 represents $1,000 of income recorded upon the sale of certain warrants for the purchase of the common stock of an unaffiliated entity.

6. Income Tax Expense

Income tax expense for the six months ended June 30, 2004 was increased by the write off of approximately $532 in deferred tax assets resulting from an analysis of the Company’s deferred tax and net operating loss carry forward positions as of June 30, 2004.

7. Commitments and Contingencies

Commitments

During 2001, we modified an agreement with the University of New Mexico Hospital (UNMH) under which we provide certain administrative services to UNMH. In connection with the modification, UNMH prepaid annual contract fees of $450,000 to us and deferred a scheduled fee increase beyond its normally expected effective date. In return, we agreed to pay a sum (the Change Payment) to UNMH in the event of certain events occurring before June 27, 2007. Those events were a change in control of the Company, a sale of all or substantially all of our assets or the assets of CHP, or a merger into another entity where the Company is not the survivor (a Corporate Transaction). The Change Payment would be equal to $1,800 in the event of a change in control; or 7% of the fair market value of consideration received by HCH or its shareholders, not less than $1,200 and not to exceed $5,000, in the event of a Corporate Transaction. No amounts have been recorded in the consolidated financial statements for this contingent liability. In July 2004, a liability arose and was settled pursuant to this agreement as a result of the closing of our merger agreement with Molina Healthcare, Inc. See Note 8.

Legal

We have been named in a lawsuit certified as a class action by a group of pharmacies claiming that the pharmacies are entitled under New Mexico law to reimbursement rates in excess of those paid by our contracted pharmacy benefit managers. The amounts claimed are significant. Though it is reasonably possible that we may eventually be found liable for some amount of the plaintiff’s claims, we contend, based on consultation with legal counsel, that we are not liable for such reimbursement. We have not contracted directly with the plaintiffs, but have instead contracted with pharmacy benefit managers who in turn contract with the pharmacies. We are vigorously contesting these claims and are currently unable to estimate the amount of our future liability, if any.

We are involved in other legal actions in the ordinary course of business. These actions, when finally concluded and determined, will not, in the opinion of management, have a material adverse effect on our consolidated financial position, results of operations or cash flows.

HEALTHCARE HORIZONS, INC.

Regulatory Capital and Dividend Restrictions

At June 30, 2004 CHP was required to maintain a net worth as defined of approximately $16,132 and was in compliance with such requirement. Currently, the New Mexico insurance statutes require that CHP maintain a defined minimum net worth. The statutes do not require compliance with the risk-based capital (RBC) standards established by the National Association of Insurance Commissioners. Such requirements, if adopted by New Mexico, may increase the minimum capital required of CHP.

Without prior approval of the New Mexico Department of Insurance, dividends from CHP to the Company are limited by the laws of the State of New Mexico to an amount that is based on restrictions relating to statutory surplus. No dividends were paid by CHP to the Company during the six months ended June 30, 2004 and 2003.

8. Subsequent Events

On February 23, 2004 the Company announced that it had entered into an agreement and plan of merger with Molina Healthcare, Inc. (MHI) of Long Beach, California in which MHI would acquire all of the outstanding common stock of the Company in a cash transaction. That transaction closed on July 1, 2004. The acquisition was effected in accordance with the Agreement and Plan of Merger dated as of February 23, 2004, by and among the Company, Molina Healthcare, Inc., a Delaware corporation, Molina NM Acquisition Corp., a Delaware corporation, and the Company’s principal shareholders. Under the terms of the merger agreement, Molina NM Acquisition Corp. merged into Health Care Horizons, with Health Care Horizons as the surviving corporation.

The consideration for the merger was $69,660, subject to adjustments. At the close of the acquisition, MHI extinguished $5,800 of Health Care Horizons bank debt. As of the effective time of the merger, each share of the Company’s common stock was converted into the right to receive in cash the merger consideration (as defined in the merger agreement), divided by the number of shares of the Company’s common stock outstanding as of the closing. All of the outstanding common stock of Molina NM Acquisition Corp. was converted into 100 shares of Health Care Horizons common stock. Effective as of August 1, 2004, CHP changed its name to Molina Healthcare of New Mexico, Inc.

Upon closing of the transaction, the contingent liability described in Note 7 became due and payable. The liability was extinguished by the payment of $4,243 by the shareholders of the Company (the Shareholders) from the proceeds received upon the sale of the Company.

On May 12, 2004 the Company and MHI announced that they had reached a definitive agreement to transfer the Company’s commercial membership to Lovelace Sandia Health System, Inc. (Lovelace) following the consummation of the purchase of the Company by MHI. Effective August 1, 2004 the Company transferred its commercial membership to Lovelace in accordance with the terms of the agreement, receiving $13,977 in cash. MHI also incurred $265 in direct transaction costs. The Company will receive additional cash proceeds for each member who transferred to Lovelace between May 3, 2004 and July 31, 2004. In connection with the transfer of Federal employees to buyer under the Federal Employee Health Benefits Program Contract, the Company could receive additional consideration up to $2,325 should the United States Office of Personnel Management (OPM) consent to the Divestiture Transaction prior to October 31, 2004. If such consent is obtained after October 31, 2004, the Company will receive no compensation.